Exhibit 10.64

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of April 23, 2004 (the "Effective Date"), between CRITICAL CARE SYSTEMS, INC., a Delaware corporation (the "Company"), a wholly-owned subsidiary of Curative Health Services, Inc. (together with its subsidiaries, the "Company") and Craig Vollmer, an individual resident of the State of Texas ("Executive").

            WHEREAS, CCS wishes to retain Executive as a key employee; and

            WHEREAS, CCS and Executive want the terms and conditions of Executive's employment to be governed by this Agreement;

            NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, intending to be legally bound, CCS and Executive hereby agree as follows:

1.    Employment

      1.1 Employment and Duties. CCS hereby agrees to employ Executive for the Term (as hereinafter defined) as Senior Vice President, Sales and Marketing, subject to the direction of the President (or, if Executive is in the future designated as an executive officer of Curative Health Services, Inc., then by its Board of Directors or the Chief Executive Officer), and in connection therewith, to perform such duties as he shall reasonably be directed by the President (or, if Executive is in the future designated as an executive officer of Curative Health Services, Inc., then by its Board of Directors or the Chief Executive Officer) to perform. Executive hereby accepts such employment and agrees to render such services. Executive shall perform his duties and carry out his responsibilities hereunder in a diligent manner, shall devote his exclusive and full working time, attention and effort to the affairs of the Company, shall use his best efforts to promote the interests of the Company and shall be just and faithful in the performance of his duties and in carrying out his responsibilities.

      1.2 Location. The principal location for performance of Executive's services hereunder shall be at the Company's office in Dallas, Texas, subject to reasonable travel requirements during the course of such performance.

2.    Employment Term

      The term of Executive's employment hereunder (the "Term") shall be deemed to commence on the Effective Date and shall end on the first anniversary of the Effective Date, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on the first anniversary unless either party gives a Notice of Termination (as defined below) in accordance with Section 4.3 or Section 4.4.

3.    Compensation and Benefits

      3.1   Compensation.

            (a) Base Salary. The Company shall pay Executive an annual salary of $180,000.00, payable in bi-weekly installments, in arrears (the "Base Salary"). The Base Salary shall be reviewed annually by the Company's President (or, if Executive is in the future designated as an executive officer of Curative Health Services, Inc., then by its Board of Directors) and may be increased, but not decreased (unless mutually agreed upon by Executive and the Company).

            (b) Bonus Plan. Executive shall be entitled to participate in the Company's Annual Corporate Bonus Plan, in accordance with and subject to the terms and provisions thereof.

            (c) Stock Option Grant. On the Effective Date, Curative shall issue and Executive shall receive a non-qualified stock option to purchase 50,000 shares of Curative's Common Stock, pursuant to Curative's 2001 Broad-Based Stock Incentive Plan, as amended (the "Plan"). The terms and conditions of said stock option shall be set forth in and governed entirely by Curative's standard stock option agreement, which Executive shall sign as a condition of receiving said stock option, and nothing contained in this Agreement is intended to alter the provisions of such stock option agreement or the Plan. The exercise price of the Common Stock underlying this stock option shall equal the closing sales price of Curative's Common Stock as quoted on the NASDAQ National Market System on the Effective Date.

      3.2 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure (treating Executive's prior service for Critical Care Services, Inc. as if it were service for the Company), salary, active employment status and other qualifications make him eligible to participate. The Company does not guarantee the continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto. Executive will be entitled to twenty (20) days of vacation per year, to be used in accordance with the Company's vacation policy for senior executives as it may change from time to time. For the Benefit Period, if any, (as hereinafter defined), the Company will arrange to provide Executive with welfare benefits (including life and health insurance benefits) of substantially similar design and cost to Executive as the welfare benefits and other employee benefits available to Executive prior to Executive's or the Company's, as the case may be, receipt of a Notice of Termination (as hereinafter defined). In the event that Executive shall obtain full-time employment providing welfare benefits during the Benefit Period, such benefits as otherwise receivable hereunder by Executive shall be discontinued.

      3.3 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefore shall be in accordance with policies and procedures to be established from time to time by the Board.

      3.4 Automobile Expenses. During the Term and in accordance with the Company's automobile policy, Executive shall be reimbursed by the Company for the monthly lease expense for an automobile leased in the name of the Executive, in an aggregate amount not to exceed $500.00 per month.

4.    Termination of Employment

      4.1 Definitions

            (a) "Benefit Period" shall mean (i) the six (6) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(a), or
(ii) the twelve (12) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(b).

            (b) "Cause" shall mean any of the following:

                  (i) any act or failure to act (or series or combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company;

                  (ii) the commission by Executive of a felony;

                  (iii) the perpetration by Executive of a dishonest act or common law fraud against the Company or any subsidiary thereof;

                  (iv) a grossly negligent act or failure to act (or series or combination thereof) by Executive detrimental in any material respect to the interests of the Company;

                  (v) the material breach by Executive of his agreements or obligations under this Agreement; or

                  (vi) the continued refusal to follow the directives of the President, Chief Executive Officer or Board of Directors (as the case may be) that are consistent with Executive's duties and responsibilities identified in
Section 1.1 hereof.

            (c) A "Change of Control" shall mean any of the following:

                  (i) a sale of all or substantially all of the assets of the Company;

                  (ii) the acquisition of more than fifty percent (50%) of the Common Stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert. A "Permitted Shareholder" means a holder, as of the Closing Date, of Common Stock;

                  (iii) a reorganization of the Company whereby the holders of Common Stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the Common Stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

                  (iv) in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding Common Stock and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in
Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock;

                  (v) a majority of the Board of Directors is not comprised of Continuing Directors. A "Continuing Director" means a director recommended by the Board of Directors of the Company for election as a director of the Company by the stockholders; or

                  (vi) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

            (d) "Good Reason" shall mean, within the twelve (12) month period immediately following a Change of Control, the occurrence of any one or more of the following events:

                  (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, title, and reporting requirements), authority, duties or other responsibilities as in effect immediately prior to the Change of Control or any other action of the Company that results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

                  (iii) the Company's requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive's principal office immediately prior to the Change of Control;

                  (iv) the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which Executive was participating at the time of the Change of Control or (b) provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change of Control (or as in effect following the Change of Control, if greater);

                  (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement; and

                  (vi) any purported termination by the Company of Executive's employment that is not effected pursuant to a Notice of Termination (as defined below).

            (e) "Date of Termination" shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive's death, in which case Date of Termination shall be the date of death); provided, however, that if Executive's employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive and if Executive's employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

            (f) "Notice of Termination" shall mean a written notice either from the Company to Executive, or Executive to the Company, that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal pursuant to Section 2 or this Section 4 of this Agreement.

      4.2 Termination Upon Death or Disability. This Agreement, and Executive's employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive. In addition, if at any time during the Term Executive shall become physically or mentally disabled, whether totally or partially, so that he is unable substantially to perform his duties and services hereunder for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may at any time after the last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six (6) months, by written notice to Executive (but before Executive has recovered from such disability), terminate this Agreement and Executive's employment hereunder.

      4.3 Company's and Executive's Right to Terminate-Prior to Change of Control. Prior to a Change of Control, this Agreement and Executive's employment hereunder may be terminated at any time by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and by Executive, at any time with or without Good Reason, upon thirty (30) days prior written notice to the Company. Any termination of Executive's employment by the Company without Cause prior to a Change of Control that occurs at the request or insistence of any person (other than the Company) relating to such Change of Control shall be deemed to have occurred after the Change of Control for the purposes of this Agreement.

      4.4 Company's and Executive's Right to Terminate-Following a Change of Control. Following a Change of Control, this Agreement and Executive's employment hereunder may be terminated at any time (i) by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and (ii) by Executive with or without Good Reason upon thirty (30) days prior written notice to the Company. Executive's right to terminate his employment pursuant to this Section 4.4 shall not be affected by incapacity due to physical or mental illness. Executive's continued employment following a Change of Control shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

      4.5 Compensation Upon Termination.

            (a) Termination Prior to Change of Control. In the event the Company terminates (or elects not to renew) this Agreement without Cause, and such termination (or nonrenewal) without Cause occurs prior to any Change of Control, or in the event Executive terminates (or elects not to renew) this Agreement for Good Reason described in Section 4.1 (d)(i) or (iii) (even though such reason occurs prior to a Change of Control), Executive shall be entitled to receive his Base Salary through the Date of Termination, the welfare benefits described in
Section 3.2 for the Benefit Period, and not later than thirty (30) days after the Date of Termination, a lump sum severance payment equal to the sum of six
(6) months of Executive's then current Base Salary plus a pro-rated bonus based on Executive's performance in the fiscal year in which the Date of Termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan or any award agreement with Executive, any unvested stock option awards theretofore awarded to Executive which would otherwise vest and become exercisable during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable beginning on the Date of Termination in accordance with the applicable option agreement. In the event this Agreement is terminated (or not renewed) for any reason other than by the Company without Cause, or by Executive for Good Reason described in Section 4.1
(d)(i) or (iii)and such termination (or nonrenewal) occurs prior to a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination.

            (b) Termination Following Change of Control. If this Agreement is terminated (or not renewed) (i) by the Company without Cause, or (ii) by Executive for Good Reason during the twelve (12) month period immediately following a Change of Control, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall be entitled to receive his full Base Salary through the Date of Termination, the welfare benefits described in
Section 3.2 for the Benefit Period and, not later than thirty (30) days after the Date of Termination, a lump sum severance payment equal to the sum of Executive's then current Base Salary plus a pro-rated bonus based on Executive's performance in the fiscal year in which the Date of Termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan or any award agreement with Executive, any unvested stock option awards theretofore awarded to Executive shall vest and become immediately exercisable in full. In the event this Agreement is terminated (or not renewed) for any reason other than (i) by the Company without Cause, or (ii) by Executive for Good Reason, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through the Date of Termination.

            (c) At Executive's option to be exercised by written notice to the Company, the severance benefits payable under this Section 4.5 shall be paid in accordance with the Company's normal payroll procedures over the six (6) or twelve (12) month period, as the case may be, corresponding to the amount of the payments instead of in a lump sum.

            (d) Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this
Section 4.5, Executive shall execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Company, its subsidiaries, affiliates and their respective officers, directors, employees and agents from all liabilities, claims and obligations of any nature whatsoever, excepting only the Company's obligations under this Agreement, under any Stock Option Agreements, and under any other employee benefit plans or programs in which Executive participates under Section 3.2 hereof, subject to all terms and conditions of such plans or programs and this Agreement.

            (e) Anything to the contrary contained herein notwithstanding, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Executive pursuant to this Section 4.5 shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Executive pursuant to Section 4.5 is reduced to zero. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the amount pursuant to Section 4.5 shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (c) the payment pursuant to Section 4.5 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (b)) in their entirety constitute reasonable compensation within the meaning of
Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (b); and (d) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5. Restrictive Covenants. For purposes of this Section 5, Company shall include all parents, subsidiaries and affiliates of the Company.

            5.1 Noncompetition. In consideration of the Company hiring Executive and Executive's employment hereunder, Executive agrees that, during the "Restricted Period" (as hereinafter defined), Executive shall not, directly or indirectly, engage in any "Competing Business Activity" (as hereinafter defined), in any manner or capacity, including but not limited to as an advisor, principal, agent, partner, officer, director, shareholder, employee, employer, consultant or member of any association.

            (i) Geographical Extent of Covenant. The obligations of Executive under this Section 5.1 shall apply in any state in which the Company is located, operates, provides or intends to provide products or services, or does business in on the date hereof. Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section are reasonable and are no broader than necessary to protect the legitimate business interests of the Company

            (ii) Limitation on Covenant. Ownership by Executive, as a passive investment, of less than three percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
                  Section 5.1.

            (iii) Competing Business Activity. As used in this Section 5.1,
                  "Competing Business Activity" shall mean (a) the business of wholesale and/or retail pharmacy operations including without limitation relating to the provision of drugs and/or biopharmaceuticals for delivery to or use in the home or physician offices, of infusible or injectable therapy products and services, including without limitation, anti-infectives, TPN (Total Parenteral Nutrition) therapy, hemophilia clotting factor products, IVIG (Immune Globulin) therapy, RSV (respiratory syncytial virus), Oncolytics/Chemotherapy medications, products and/or supplies or other disease management programs relating thereto for the treatment of chronic and other conditions, including, but not limited to, autoimmune and immune deficiency conditions, hemophilia and blood diseases, hepatitis C, rheumatoid arthritis, Cancer and HIV (collectively, "Specialty Pharmacy Operations"); (b) clinical services, reimbursement services and delivery services in connection with the Specialty Pharmacy Operations, and (c) any business conducted by the Company or its affiliates.

      5.2 Nonsolicitation, Non-Hire and Noninterference. During the Restricted Period, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere adversely with the relationship between any such employee and the Company; (b) induce or attempt to induce any employee of the Company to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Executive may be associated, connected or affiliated; (d) induce or attempt to induce any customer, supplier, licensee, licensor, referral source or other business relation of the Company to cease doing business with the Company, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor, referral source or other business relation and the Company; or (e) induce or attempt to induce any actual or prospective customer, supplier, licensee, licensor, referral source or other business relation of the Company or its affiliates, for whom Executive performed any services, with whom Executive had any business contact, or whose identity or other specific information Executive discovered or gained access to as a result of Executive's employment with the Company to cease doing business with the Company or any affiliate or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor, referral source or other business relation and the Company, its subsidiaries or affiliates.

      5.3 Indirect Competition or Solicitation. Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 5 if such activity were carried out by the Company, either directly or indirectly; and, in particular, Executive agrees that Executive will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

      5.4 Notification of Employment. If at any time during the Restricted Period Executive accepts new employment or becomes affiliated with a third party, Executive shall immediately notify Company of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive's obligation to give notice under this Section 5.4 shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to the Company notifying any such new employer or business venture of the terms of the covenants in this Section 5.4.

      5.5 Restricted Period. As used in this Section 5, "Restricted Period" shall mean the period between the Execution Date and 12 months after the termination of Executive's employment with the Company for any reason (whether such termination is occasioned by Executive or the Company). If Executive violates this Agreement, then the duration of the restrictions contained in paragraph 5 shall be extended for an amount of time equal to the period of time during which Employee was in violation of the Agreement.

      5.6 Judicial Action. Executive and the Company agree that, if the period of time or the scope of the restrictive covenant not to compete contained in this Section 5 shall be adjudged unreasonable in any court proceeding, then the period of time and/or scope shall be reduced accordingly, so that this covenant may be enforced in such scope and during such period of time as is judged by the court to be reasonable. In the event of a breach or violation of this Section 5 by Executive, the parties agree than in addition to all other remedies, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the covenants contained herein.

      5.7 Exclusivity of Employment. During the Term, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company's business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

6.    Confidential Information

      In consideration for the Company's promises under this Agreement and because Executive's duties as an employee will necessitate having access to and being entrusted with confidential and proprietary information relating to the Company's business and customers, Executive agrees that during employment with Executive and thereafter, Executive shall not disclose to a third party or use for Executive's personal benefit Confidential Information of the Company. "Confidential Information" means all information written (or generated/stored on magnetic, digital, photographic or other media) or oral, relating to any aspect of the Company's existing business or future strategic or business plans which is disclosed to Executive or conceived, discovered or developed by Executive, and which is not generally known by or available through legal means to the public or proprietary to the Company, including any such information relating to any subsidiary or affiliate of the Company. Confidential Information includes, without limitation, the Company's strategic and other business plans, designs, customers, suppliers, manufacturers, distributors and the Company's marketing, accounting, merchandising, and information-gathering techniques and methods, and all accumulated data, listings, or similar recorded matter used or useful in the Company's business, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, business forms, techniques, drawings, processes, pricing information, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, referral sources, information concerning the Company's finances, services, staff, contemplated acquisitions, marketing investigations and surveys. All information disclosed to Executive or to which Executive has access during the period of this employment, for which there is any reasonable basis to believe is, or which appears to be treated by Executive as Confidential Information, shall be presumed to be Confidential Information under this Agreement. In addition, Executive shall comply with the terms of any Confidentiality Agreement by which Executive is bound to a third party. For purposes of this Section 6, the Company shall include any parents, subsidiaries and affiliates of the Company.

7.    Inventions

      7.1 Invention Defined. As used in this Section, the term "Invention" means all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs and formulae, designed or conceived by Executive during the Term of this Agreement which reasonably relate to the Company's business or result from duties Executive performs for Company, or result from use of any premises or property owned, leased, licensed or contracted for by Company, whether patentable or unpatentable or protectable by copyright or other intellectual property law.

      7.2 Disclosure and Assignment of Inventions. Executive agrees that Executive's services on behalf of the Company are works made for hire and Executive shall communicate to the Company as promptly and fully as practicable all Inventions made, conceived, reduced to practice or originated by Executive, either solely or jointly with others, during the Term of Executive's employment with the Company and to assign, transfer, and convey to Executive or its authorized representatives, both during or subsequent to the Term of Executive's employment with the Company, upon request all right, title, and interest in and to all such Inventions. In addition, Executive shall communicate to the Company as promptly and fully as practicable all Inventions which are (or were) conceived or reduced to practice by Executive (alone or jointly with others) within one
(1) year following the termination of Executive's employment with the Company for any reason, and whether occasioned by Executive or the Company.

      7.3 Participation in Protecting Inventions. Executive shall furnish to the Company, upon its request and at its expense, all written assignments, transfers, affidavits, certifications and other documents the Company may request in order to confirm the fact of the Company's ownership of any of its property. Upon reasonable request, Executive shall assist the Company and/or its nominees (without charge but at no expense to Executive) at any time and in every proper way to obtain for its and/or their own benefits, patents and copyrights for all such Inventions anywhere in the world and to enforce its and/or their rights in any Invention in legal proceedings. In the event the Company is unable to secure Executive's assistance after the Company's reasonable request with regard to executing or filing any document needed to apply for or prosecute any patent, copyright, trademark, trade secret or other right or protection relating to an Invention, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights and other proprietary rights in any way relating to an Invention with the same force and effect as if executed and delivered by Executive.

      7.4 Disclosure of Existing Inventions. Executive agrees to provide, in conjunction with this Agreement, a complete list and brief description of all Inventions made, conceived, and reduced to practice by Executive prior to commencing employment with the Company and which Executive does not intend to include in the assignment provision set forth in Section 7.2. Except as so listed, Executive agrees not to assert any rights under any Inventions made or acquired by Executive prior to commencing employment with the Company. The Company further agrees to provide a detailed description and/or working model of any Invention so listed, at the request of the Company.

      7.5 Inventions Excluded. Any provision in this Section requiring Executive to assign Executive's rights in any Invention does not apply to an Invention which qualifies for exclusion under state law, which, if applicable, provides that that the requirement to assign shall not apply to an Invention that Executive developed entirely on Executive's own time without using the Company's equipment, supplies, facilities or trade secret information except for those Inventions that either: (1) relate at the time of conception or reduction to practice to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company. Executive further understands that Executive bears the burden of proving that an Invention qualifies for exclusion under these provisions.

8.    Miscellaneous

      8.1 Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth below, or at such other address as may be designated in a notice delivered or mailed as herein provided.

      To Company:         Critical Care Systems, Inc.
                          c/o Curative Health Services, Inc.
                          150 Motor Parkway, 4th Floor
                          Hauppauge, NY  11788
                          Attention: Nancy F. Lanis, Executive Vice President,
                                     General Counsel and Secretary

      Executive:          Craig Vollmer
                          2416 Royal Troon Drive
                          Plano, Texas 75025

      8.2 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

      8.3 Modifications; Waiver. No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

      8.4 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto.

      8.5 Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Employment Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      8.6 Controlling Law. This Agreement has been entered into by the parties in the State of New York and shall be continued and enforced in accordance with the laws of that State.

      8.7 Assignments. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to his and his rights and interest hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

      8.8 Attorney Fees. In the event of litigation between the parties, to enforce their respective rights under this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement of the prevailing party's reasonable attorney's fees and costs at all levels of trial and appeal.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


                                            By: /s/ Paul McConnell
                                                --------------------------------
                                                Name:  Paul McConnell
                                                Title: President


                                                /s/ Craig Vollmer
                                                --------------------------------
                                                Name:  Craig Vollmer
                                                Title: Senior Vice President,
                                                       Sales and Marketing